14



                               ADVISORY AGREEMENT
         This Agreement ("the Agreement") is made as of the ___ day of _____, 2002 by and among EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC, a Delaware limited liability company ("EIMCO"), with headquarters in Charlotte, North Carolina and with an address at 401 S. Tryon Street, TH3, Charlotte, North Carolina 28288-1157, and IVY ASSET MANAGEMENT CORP., a Delaware corporation ("Ivy"), with an address at 591 Stewart Avenue, 5th Floor, Garden City, New York 11530.
                                   WITNESSETH:
         WHEREAS, EIMCO serves as investment adviser to the Evergreen Managed Strategies Fund, LLC, a Delaware limited liability company ("the Fund"), which is registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940 (the "1940 Act") and which will operate to pool investment funds to be managed by a number of independent investment managers selected by EIMCO; and
         WHEREAS, EIMCO will be responsible for the investment or other management of the Fund and for the selection of independent investment managers for the assets of the Fund; and
         WHEREAS, EIMCO desires to employ the experience, sources of information, advice and assistance of Ivy and to have Ivy provide the services specified in this Agreement to EIMCO concerning the Fund; and
         WHEREAS, Ivy is willing, subject to the terms and conditions set forth below, to provide the services set forth below to EIMCO;
         NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
         1. Agreement for Services. EIMCO hereby retains Ivy and Ivy hereby agrees to perform the services described herein during the Term (as defined below) for EIMCO.
         2. Term. This Agreement shall continue in effect for two years from the date set forth above and after such date (a) such continuance is specifically approved at least annually by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, and (b) such renewal has been approved by the vote of the majority of Directors of the Fund who are not interested persons, as that term is defined in the 1940 Act, of EIMCO, Ivy or of the Fund, cast in person at a meeting called for the purpose of voting on such approval. The initial two year period and any annual continuation thereafter as described above in this Section 2 are hereinafter defined as the "Term".
          3. Duties and Responsibilities. During the Term, Ivy or its affiliates (for purposes of this Agreement, an "affiliate" of a party shall include a person that directly or indirectly controls, is controlled by or is under common control with such party) shall perform the following services for EIMCO in connection with the Fund:
            (a) research, identify, monitor, evaluate and meet with potential investment managers;
            (b) recommend investment managers to EIMCO;
            (c) advise EIMCO in writing as to the recommended allocation of the funds of the Fund among investment managers, including dates for retaining and terminating investment managers;
            (d) monitor, evaluate and meet with investment managers that are managing funds of the Fund;
            (e) assess the  performance  of investment  managers  recommended by Ivy and which are managing funds of the Fund and make periodic written recommendations to EIMCO;
            (f) review and comment upon offering documents and ancillary sales materials prepared by EIMCO for the Fund;
            (g) participate, at the request of the Fund's Placement Agent and as mutually agreed to by Ivy, in sales presentations to customers and other prospective investors in the Funds identified by the Fund's Placement Agent, provided however, that [___] will pay the reasonable travel, lodging, meals and other expenses of Ivy agreed upon in writing by [___];
            (h) maintain  such books and  records as  mutually  deemed appropriate by Ivy and EIMCO, or as required by applicable laws, rules, and regulations, including, without limitation, section 31(a) of the 1940 Act, relating to the recommendations, retention, performance and services of investment managers recommended by Ivy and selected by EIMCO to manage the funds of the Fund. The parties hereto agree that all such books and records shall be the property of the Fund and shall be available for inspection and use by the Securities and Exchange Commission as required by applicable law, the Fund, EIMCO or any person retained by the Fund at all reasonable times, and such books and records shall be maintained by Ivy for the periods and in the places required by Rule 31a-2 under the 1940 Act;
            (i) render such reports to the Fund's Board of Directors and EIMCO as they may reasonably request concerning the investment activities of the Fund; and
            (j) prepare and maintain books and records with respect to the Fund, calculate the estimated value of the assets of the Fund and the value of beneficial ownership interests in the Fund: prepare quarterly and annual reports to the beneficial owners of the Fund; prepare the unaudited financial statements of the Fund, assist in the annual audit of the Fund by independent auditors and in the preparation of tax returns for the Fund and perform such other administrative duties and services as EIMCO may reasonably request in connection with the operation and administration of the Fund.
         In addition to the foregoing, EIMCO desires to give Ivy, based on written or oral instructions from EIMCO, the authority to authorize and sign the subscription agreements and withdrawal requests with regard to the investments of the Fund, and to cause funds to be invested and withdrawn, as applicable, in connection therein. Ivy shall have no duty or responsibility to enforce collection of any check, draft or other instrument for the payment of money under the subscription agreements related to the Fund. Ivy shall have the right to act in reliance upon any document, instrument or signature believed by it to be genuine and to assume that any person purporting to give any notice or instructions (including any oral instructions) in accordance with the Agreement or in connection with any transaction to which this Agreement relates has been duly authorized to do so. Ivy shall not be obligated to make any inquiry as to the agency, authority, capacity, existence or identity of any person purporting to give any such notice or instructions (including any oral instructions).
         The above-referenced services shall be provided to EIMCO in a timely and expeditious manner during the Term so as to enable EIMCO to make any necessary decisions for allocations in connection with the assets of the Fund. Ivy acknowledges and understands that all decisions relating to the retention and termination of investment managers and the amounts to be invested and all other decisions relating to the operation and management of the Fund shall be made by EIMCO in its sole and absolute discretion and Ivy's duties and responsibilities under this Agreement shall be solely to provide advice and administrative or other services as set forth in this Agreement. The power of EIMCO to invest the assets of the Fund in any manner and with any party or parties it desires shall not be restricted or otherwise affected by this Agreement, and Ivy shall not provide services directly to the Fund.

         Ivy shall provide the services described herein subject to and in accordance with (i) the investment objective and policies of the Fund set forth in the Fund's Prospectus and Statement of Additional Information as from time to time in effect ("the Governing Documents") (ii) the requirements applicable to registered investment companies under applicable laws, including, without limitation the 1940 Act and (iii) any written instructions which EIMCO or the Fund's Board of Directors may issue from time-to-time. Ivy also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Fund's Board of Directors as from time to time in effect and provided to Ivy ("the Procedures"). EIMCO has provided to Ivy copies of all Governing Documents and Procedures and shall promptly provide to Ivy any amendments or supplements thereto.

         4. Compensation.
            ------------
           (a) For the Term of this Agreement (whether or not EIMCO invests funds with investment managers recommended by Ivy), EIMCO shall pay to Ivy a fee equal to the annual rate of ____% of the Net Assets (as defined in the Fund's Limited Liability Company Agreement, dated as of ___, 2002 (the "LLC Agreement") of the Fund, as determined as of the last day of each calendar quarter. Such fee shall be paid quarterly as soon as practicable after the end of each calendar quarter.

         5.  Confidentiality.
             ---------------
             (a) EIMCO acknowledges and understands that a substantial amount of the information (i.e., names of investment managers, performance histories, strategies, allocations, statistical analyses, notes and memoranda regarding investment managers and other due diligence materials) that may be provided by Ivy to EIMCO is confidential, proprietary and non-public. EIMCO covenants and agrees that during the Term and for one (1) year after the termination of this Agreement, (with respect to the names of investment managers, performance histories and strategies) or indefinitely thereafter (with respect to allocations, statistical analyses, notes and memoranda regarding investment managers and other due diligence materials), EIMCO will not, directly or indirectly, use, utilize, communicate or otherwise disclose such confidential information to any person or entity for any purpose whatsoever, except: (i) during the Term, for the exclusive use of directing the investment of assets of the Fund, selling interests in the Fund or otherwise managing the affairs of the Fund; or (ii) after the Term, for use by EIMCO to document the selection, termination or allocation of the assets of the Fund to any investment manager recommended by Ivy during the Term; with respect to any information included in the Governing Documents, semi-annual and annual reports and any other offering documents for the Fund; or with respect to the names, performance histories, description of strategies of investment managers and allocations, as necessary for the continued management and operation of the Fund by EIMCO; or (iii) as required by law, rule or regulation, including, without limitation, such information in the Fund's Governing Documents and any amendments and supplements thereto and in the Fund's semi-annual and annual reports; or (iv) with respect to the names, performance histories, strategies of investment managers and allocations used by the Fund, to an investor in the Fund or such investor's designated advisor(s).
            (b) In the event of a violation or threatened violation of this
Section 5, Ivy shall be entitled to the remedies set forth in Section 10(e) below. In the event that the confidentiality provisions of this Section 5 shall be deemed unenforceable, invalid or overbroad, in whole or in part, for any reason, then any court of competent jurisdiction is hereby authorized, requested and instructed to reform this Section 5 to provide for the maximum confidentiality restraints upon the activities of EIMCO which may then be legal and valid.
         6. Exclusivity. EIMCO acknowledges and understands that (i) Ivy manages funds, and provides investment advice to other entities which are in the same business as that of EIMCO and that are similar to the Fund, (ii) Ivy may engage investment managers for assets managed by it and/or recommend investment managers to others and not recommend the same investment managers to EIMCO and
(iii) Ivy may utilize the same investment managers that it recommends to EIMCO. In addition, certain investment managers may not accept any, or may only accept, limited assets from the Fund due to the fact that Ivy, its affiliates or other entities that Ivy advises have invested, or are committed to invest, funds with such investment managers.
         Nothing in this Agreement shall prohibit EIMCO from using or employing other investment advisers or consultants, subject to the written agreement of such investment advisers or consultants to maintain information from Ivy confidential pursuant to Section 5 of this Agreement, or accountants, attorneys, other service providers or agents in connection with services provided to the Fund.


         7. Standard of Care and Indemnification.
            (a) Ivy shall not be responsible or held accountable for any act or failure to act by investment managers that it recommends except where such act or failure to act results from Ivy's own gross negligence or willful misconduct. All investment managers recommended by Ivy will be independent contractors and Ivy does not have nor will it have control over any such investment manager. EIMCO understands that the investment managers recommended by Ivy may not achieve acceptable results and it is possible that losses may be incurred with respect to funds of the Fund invested with investment managers recommended by Ivy. Neither Ivy nor anyone on its behalf makes any express or implied guaranty or warranty relating to the performance or ability of the investment managers Ivy recommends.
            (b) Ivy covenants and agrees to indemnify, defend and hold harmless EIMCO, its affiliates, including the Fund, and their directors, shareholders
(or other beneficial owners) and employees (collectively, "EIMCO Indemnitees") from and against any and all claims, liabilities, actions, judgments, causes of action, fines, assessments, penalties, costs and expenses (including, but not limited to, reasonable attorneys' fees, court costs, the costs associated with investigating any claims and any agreed upon amount paid in settlement) arising directly out of the willful misconduct or gross negligence of Ivy in rendering its services under, or Ivy's breach of, this Agreement (collectively, "Ivy Claims"). Counsel chosen by Ivy to defend EIMCO and the EIMCO Indemnitees hereunder with respect to Ivy Claims shall be subject to EIMCO's approval, which shall not be unreasonably withheld or delayed. Ivy shall not settle any matter for which EIMCO and/or EIMCO Indemnitees are responsible hereunder without the prior written consent of EIMCO.
            (c) EIMCO covenants and agrees to indemnify, defend and hold harmless Ivy and Ivy's officers, directors, shareholders and employees (collectively, "Ivy Indemnitees") from and against any and all claims, liabilities, actions, judgments, causes of action, fines, assessments, penalties, costs and expenses (including, but not limited to, reasonable attorneys' fees, court costs, the costs associated with investigating any claims and any agreed upon amount paid in settlement) arising out of, relating to or otherwise in connection with this Agreement or the services provided by Ivy hereunder or otherwise relating to EIMCO or the Fund, their operations or investors in the Fund (collectively "EIMCO Claims"), except where a court of competent jurisdiction has finally determined (excluding any appeal of such decision unless such decision is stayed pending such appeal) that the claim, liability, action, judgment, cause of action, fine, assessment, penalty, costs or expenses arose directly out of the gross negligence or willful misconduct of Ivy in rendering its services under this Agreement. Counsel chosen by EIMCO to defend Ivy and the Ivy Indemnitees hereunder with respect to EIMCO Claims shall be subject to Ivy's approval, which shall not be unreasonably withheld or delayed. EIMCO shall not settle any matter for which Ivy and/or the Ivy Indemnitees are responsible hereunder without the prior written consent of Ivy.
            (d) Insofar as exculpation from and/or indemnification for liabilities arising under the Securities Act of 1933, as amended ("1933 Act"), or under the Investment Advisers Act of 1940, as amended ("Advisers Act"), may be permitted under this Section 7, in the opinion of the United States Securities and Exchange Commission, such exculpation and/or indemnification is against public policy as expressed in the 1933 Act and the Advisers Act and is therefore, void and unenforceable.

         8. Reports, Accounting and Access to Books and Records.
            (a) Reports. EIMCO covenants and agrees that EIMCO shall at all times keep Ivy fully informed as to capital additions and withdrawals and other activities of the Fund and shall promptly send copies of all communications sent to all investors collectively of the Fund to Ivy, including, but not limited, to letters, reports and financial statements. In particular, EIMCO covenants and agrees that EIMCO shall promptly notify Ivy of the placement or withdrawal of any of the assets of the Fund with any investment manager recommended by Ivy.
            (b) Access to Books and Records. Except to the extent such duties are delegated to Ivy pursuant to Section 3, EIMCO covenants and agrees that EIMCO will maintain true, accurate and complete books and records of the Fund. To the extent such duties are delegated to Ivy pursuant to Section 3, Ivy covenants and agrees that Ivy will maintain true, accurate and complete books and records of the Fund. Upon reasonable advance written notice, Ivy shall have the right to review and copy the books and records maintained by EIMCO for the Fund for the sole purpose of verifying the compensation to Ivy under this Agreement. Any review by Ivy must be conducted during normal business hours and may only be performed twice during any calendar year. EIMCO shall have the right to review and copy the books and records maintained by Ivy for the Fund for any reason as set forth in Section 3.

         9. Termination.
            -------------
            This Agreement may be terminated at any time without payment of any penalty, by the Fund's Board of Directors, by EIMCO, or by a vote of a majority of the outstanding voting securities of the Fund upon sixty days' prior written notice to Ivy or by Ivy upon ninety days' prior written notice to EIMCO, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Investment Advisory and Management Agreement between EIMCO and the Fund. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and "a vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

         10. Miscellaneous

             (a) Description of Ivy. EIMCO agrees to provide Ivy with drafts of any supplements to or revisions or versions of the Governing Documents prepared by EIMCO for use in connection with the offer or sale of units in the Fund, and agrees that Ivy's prior approval will be required for any description of Ivy therein.
             (b) Status of Relationship. Ivy is an independent contractor and neither this Agreement nor the performance of any of the obligations hereunder shall create a partnership or joint venture between EIMCO, on the one hand, and Ivy, on the other hand, nor shall any agency or employment relationship be established.
             (c) Binding Effect. This Agreement shall inure to the benefit of and be binding upon each party hereto and their respective heirs, personal representatives and permitted assignees.
             (d) Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same instrument.
             (e) Remedies. The parties hereto acknowledge and agree that the failure of any party hereto to comply with the terms and conditions of this Agreement will cause irreparable harm to the other parties for which the calculation of the specific damages will not be readily ascertainable. Therefore, the parties hereto agree that this Agreement and each provision contained in this Agreement, including without limitation, the provisions of Sections 5 and 6 may be specifically enforced by any party hereto against any and all other parties and the parties hereto shall have the right to all other equitable remedies in addition to remedies available at law. No failure or delay on the part of either party in the exercise of any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof, or the exercise of any other right or remedy.
              (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. The parties hereto hereby waive their respective rights to a trial by jury with respect to this Agreement.
              (h) Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, of the parties in connection therewith, and no covenant, representations or condition not expressed in this Agreement shall affect the express provisions of this Agreement.
              (i) Notices. All notices, demands, consents and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses set forth at the beginning of this Agreement and shall be deemed effective three (3) days after the same are mailed. Any party may change its address by like notice.
              (j) Severability. Any provisions of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or modified to confirm with such laws, without invalidating the remaining provisions of this Agreement.
              (k) Amendment. No provision of this Agreement may be waived, modified or amended except by an instrument in writing signed by all parties hereto.
              (l) Captions. All paragraph titles and captions in this Agreement are for convenience only and shall not be deemed part of this Agreement nor shall such titles and captions define, limit, extend or describe the scope or intent of any provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have hereunto signed this Agreement the day and year first above written.



                               Evergreen Investment Management Company, LLC

                               By:________________________________
                               Name:
                               Title:




                               IVY ASSET MANAGEMENT CORP.

                               By:________________________________
                               Name:  Glenn P. Cummins
                               Title: Managing Director and Chief Financial
                               Officer